Exhibit 99.1

Marley Coffee Closes Additional $2,500,000 Equity Transaction with Institutional Investor Ironridge to Support New Distribution

Denver, CO — (July 30, 2013) —Marley Coffee (OTCQB: JAMN),  (www.marleycoffee.com), an artisan roasted gourmet coffee, today announced that it has settled trade payables totaling $2,500,000, removing these obligations from its balance sheet in exchange for the issuance of shares of its common stock to Ironridge Consumer Co., a division of Ironridge Global IV, Ltd. (“Ironridge”), an institutional investor specializing in direct equity investments in consumer product companies.  This is the third time this year that Ironridge has helped the company reduce its trade payables and like the last round, the company plans to use the funds saved to help support the company’s rollout of national and large regional retail grocery chains.  The company recently added Safeway and a few other regional grocery chains to its distribution network, which prompted the need for increased access to capital and inventory.  The company now has distribution in place with the two largest grocery retail chains in America (#1 (Krogers) and #2 (Safeway)).

Like with the previous round, over 97% of the financing was used to pay for the company’s cost of goods to supply its customers.  Invariably, this will create about $2.5M free cash flow that we would have otherwise spent on products.

“Jammin Java’s management team has done one of the best jobs we have ever seen of executing a business plan, increasing sales and driving growth,” commented John C. Kirkland, Managing Director of Ironridge Global Partners.  “The company has been able to double its stock price, while at the same time achieving nationwide penetration into virtually every major supermarket chain.  As a purely passive investor, once we have written the check we must rely entirely on management to execute.  Ironridge Global could not be more pleased with Rohan Marley and his team’s performance.  Our bet on them has paid off very well for us, and it was an easy decision to double down.”

“Ironridge is absolutely the best investment partner we’ve ever dealt with,” explained Rohan Marley, Founder and Chairman of Marley Coffee.  “With each round of investments, we have been able to grow the company in a way that the market and our shareholders have supported.  We recently consolidated operations into Denver and we’re hiring personnel to help increase sales and support the company.”

“This strategic partnership with Ironridge allows us to effectively go after and rollout large national accounts while also having the ability to be competitive from an in-store marketing perspective,” explains Brent Toevs, CEO of Marley Coffee.  “We need to make big bets to get the brand out there early on in order to generate long-term interest.”

For more information on Marley Coffee, or for general sales inquiries, please contact sales@marleycoffee.com, visit the company website at www.marleycoffee.com, or call the company at 323-556-0746.

About Jammin Java Corp., d/b/a Marley Coffee
Marley Coffee (corporate name Jammin Java Corp.) is a US-based company that provides premium, artisan roasted coffee to the grocery, retail, online, service, hospitality, office coffee service and big box store industry. Under its exclusive licensing agreement with 56 Hope Road, the company continues to develop its coffee lines under the Marley Coffee brand. The company is a fully reporting company quoted on the OTCQB under the symbol “JAMN”.  Learn more at www.MarleyCoffee.com or visit the corporate website at www.JamminJavaCorp.com.  Join us on Facebook at http://www.facebook.com/MarleyCoffee or follow us on Twitter at http://twitter.com/marleycoffee, where we post information that’s material and non-material about the company.

About Ironridge
Ironridge Consumer Co. is a division of Ironridge Global IV, Ltd. that specializes in direct equity investments in the consumer products sector.  Ironridge Global Partners is an institutional investor, making direct equity investments in micro cap public companies.  Ironridge Global has entered into more than 50 equity financing transactions since 2011, ranging from under a quarter million to over $15 million each.  The firm seeks to be a long-term financial partner, assisting public companies in financing operations and expansion by supplying innovative funding solutions and flexible capital.  For more information on Ironridge Global Partners, please visit www.IronridgeGlobal.com.

Forward-Looking Statement:
This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Acts").  In particular, the words "believe," "may," "could," "should," "expect," "anticipate," "estimate," "project," "propose," "plan," "intend," and similar conditional words and expressions are intended to identify forward-looking statements and are subject to the safe harbor created by these Acts.  Any statements made in this news release about an action, event or development, are forward-looking statements.  Such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company.  These risks and others are included from time to time in documents we file with the Securities and Exchange Commission ("SEC"), including but not limited to, our Form 10-Ks, Form 10-Qs and Form 8-Ks.  Other unknown or unpredictable factors also could have material adverse effects on our future results.  Accordingly, you should not place undue reliance on these forward-looking statements.  Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that its forward-looking statements will prove to be correct. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected.  The forward-looking statements in this press release are made as of the date hereof.  The company takes no obligation to update or correct its own forward-looking statements, except as required by law or those prepared by third parties that are not paid by the company.  The company's SEC filings are available at http://www.sec.gov.